Exhibit 99.(c) (9)

PROJECT GIANT

Updated Preliminary Discussion Materials

June 5, 2008

Updated Preliminary Discussion Materials

Table of Contents

Process Update 1

GIANT Preliminary Financial Projection Review 2

Updated Preliminary Valuation Analysis 3

Review of Draft Purchase Agreement 4

Appendix 5

A. Updated Proposal

B. Supplemental Financial Analyses C. Selected Potential Strategic Partners D. Go Shop Provision Discussion

For Confidential Use Of Board Of Directors Only And Not For Public Disclosure

Process Update

Process Update

??Since the May 14th Board meeting, GIANT management and its advisors have worked to clarify the May 5th Proposal set forth by M-Co

??GIANT and M-Co entered into a revised Confidentiality Agreement on May 22nd

??M-Co was provided data room access to review certain information, including:

? 2008 business plan ? Preliminary 2009—2013 financial projections

? Year-to-date 2008 results through April ? Securitization documentation

? Preliminary projected capital expenditures ? Receivables purchase facility

? Current backlog summary

??GIANT received a Draft Purchase Agreement from Cleary Gottlieb on behalf of M-Co on May 27th

??GIANT and M-Co management met in Chicago on June 2nd to discuss:

? 2008 year-to-date results ? New product introductions and preliminary financial projections

? Potential synergies / combination benefits ? Securitization program overview

??M-Co sent an updated letter reconfirming its Proposal on June 4th (included in the Appendix)

PROJECT GIANT

2

GIANT Preliminary Financial Projection Review

Summary Preliminary Projected Financial Information

($ in millions, except per share amounts)

Fiscal Year Ending December 31,

Estimated Projected

2008 2009 2010 2011 2012 2013

Net Sales $405.2 $469.8 $558.5 $656.5 $729.9 $731.9

Net Sales Growth (11.5%) 15.9% 18.9% 17.5% 11.2% 0.3%

Gross Profit $84.2 $97.7 $124.2 $150.5 $170.8 $171.3

Margin 20.8% 20.8% 22.2% 22.9% 23.4% 23.4%

EBITDA $26.3 $36.9 $58.4 $78.1 $92.0 $89.2

Margin 6.5% 7.9% 10.5% 11.9% 12.6% 12.2%

EBIT $21.0 $27.4 $46.4 $65.0 $77.8 $73.8

Margin 5.2% 5.8% 8.3% 9.9% 10.7% 10.1%

Net Income $11.3 $15.5 $26.5 $38.3 $47.0 $45.9

Margin 2.8% 3.3% 4.7% 5.8% 6.4% 6.3%

EPS $0.95 $1.30 $2.21 $3.19 $3.92 $3.83

Shares Outstanding 12.0 12.0 12.0 12.0 12.0 12.0

Capital Expenditures $21.6 $25.1 $8.4 $8.7 $8.9 $9.2

% of Net Sales 5.3% 5.3% 1.5% 1.3% 1.2% 1.3%

Source: GIANT management estimates.

3

PROJECT GIANT

Projected Net Sales Progression DRAFT BAIRD

($ in millions)

Net Sales [Redacted]

$800.0

$700.0 $729.9 $731.9 [Redacted]

$457.6 $405.2 [Redacted]$469.8 $457.6 $405.2 [Redacted]$558.5 $457.6 $405.2 [Redacted]$656.5 $457.6 $405.2 [Redacted]

$0.0 $100.0 $200.0 $300.0 $400.0 $500.0 $600.0

2007A 2008E 2009P 2010P 2011P 2012P 2013P

Source: GIANT management estimates

* [Redacted] PROJECT GAINT

[Redacted]

Source: GIANT management estimates. Figures represent estimates net sales.

PROJECT GIANT

Updated Preliminary Valuation Analysis

Projected Net Sales Progression

($ in millions)

Net Sales Net Sales from New Products Introduced in 2008—2013

$800.0

$729.9 $200.1 $731.9 $210.1

$700.0 $656.5 $150.7

$600.0 $558.5 $98.5

$500.0 $457.6 $469.8 $47.9 23.0% 27.4% 28.7%

of of of

$405.2 $11.0 17.6% Sales Sales Sales

$400.0 10.2% of

2.7% of Sales

of Sales

$300.0 Sales

$200.0

$100.0

$0.0

2007A 2008E 2009P 2010P 2011P 2012P 2013P

PROJECT GIANT

Source: GIANT management estimates.

4

Preliminary Valuation Methodologies

Selected Company Analysis

Value based on comparisons with selected publicly-traded companies

Selected publicly-traded companies with similar business, industry and financial characteristics

Valuation benchmarks include multiples of GIANT standalone management estimates

Net Sales

EBITDA

EBIT

EPS

Selected Acquisition Analysis

Value based on comparisons with comparable acquisition transactions

Selected acquisition transactions involving companies with similar business and industry characteristics

Valuation benchmarks include multiples of GIANT standalone management estimates

Net Sales

EBITDA

EBIT

Net Income

Valuation benchmarks also include acquisition stock premiums paid for public companies

Discounted Cash Flow Analysis

Valuation based on the present value of future free cash flows and a terminal value

Free cash flow = unlevered net income + non-cash adjustments –change in working capital – capital expenditures +/- changes in other cash flow items

Discount rate = GIANT’s weighted-average cost of capital based on business and financial risk

Terminal values based on multiples of EBITDA

Supplementally (and included in the Appendix), Baird performed the following additional preliminary analyses:

M-Co merger consequences analysis

Further Terex / A.S.V. transaction analyses

PROJECT GIANT

7

Preliminary GIANT Share Price Multiples Matrix

($ in millions, except per share amounts)

GIANT Price per Share / Premium to Current Price / Equity Value / Implied Enterprise Value (1)

$15.74 $26.00 $28.00 $30.00 $32.00 $34.00

0.0% 65.2% 77.9% 90.6% 103.3% 116.0%

$193.8 $324.2 $349.6 $375.1 $400.5 $426.0

$260.8 $391.2 $416.7 $442.1 $467.6 $493.0

LTM 3/31/08 (2)

Net Sales $424.5 0.6x 0.9x 1.0x 1.0x 1.1x 1.2x

EBITDA 39.4 6.6 9.9 10.6 11.2 11.9 12.5

EBIT 34.8 7.5 11.2 12.0 12.7 13.4 14.2

Net Income 19.1 10.2 17.0 18.3 19.7 21.0 22.3

2008E (3)

Net Sales $405.2 0.6x 1.0x 1.0x 1.1x 1.2x 1.2x

EBITDA 26.3 9.9 14.9 15.8 16.8 17.8 18.7

EBIT 21.0 12.4 18.6 19.8 21.0 22.2 23.4

Net Income 11.3 17.1 28.6 30.9 33.1 35.4 37.6

2009P (3)

Net Sales $469.8 0.6x 0.8x 0.9x 0.9x 1.0x 1.0x

EBITDA 36.9 7.1 10.6 11.3 12.0 12.7 13.4

EBIT 27.4 9.5 14.3 15.2 16.1 17.1 18.0

Net Income 15.5 12.5 20.9 22.5 24.2 25.8 27.4

Peak (4)

Net Sales $485.0 0.5x 0.8x 0.9x 0.9x 1.0x 1.0x

EBITDA 52.2 5.0 7.5 8.0 8.5 9.0 9.4

EBIT 47.6 5.5 8.2 8.8 9.3 9.8 10.4

Net Income 28.9 6.7 11.2 12.1 13.0 13.9 14.7

Note: Revenue and expenses related to finance operations are included for all periods. Current Finance Receivables include $59.9 million of Retained Interest and $4.7 million of Finance Contracts Receivable, totaling $64.6 million. (1) Premium based on closing stock price of $15.74 as of June 4, 2008. 52 week low-high range is $14.01-$33.17. Implied enterprise value based on 12.1 million basic shares outstanding and diluted options outstanding calculated using the treasury method as of December 31, 2007. Enterprise value calculation includes net debt of $67.1 as of March 31, 2008, which assumes no assets related to financing are treated as cash.

(2) Based on Form 10K for the period ending 12/31/07 and Form 10-Q for the period ending 3/31/08. (3) Based on GIANT management estimates.

(4)	GIANT peak LTM results occurred in Q3 2006. PROJECT GIANT 8

Preliminary Selected Public Companies DRAFT

($ in millions)

Enterprise EBITDA Multiples EBIT Multiples P/E Multiples

Company Ticker Value LTM 2008 2009 LTM 2008 2009 LTM 2008 2009

GIANT GEHL $260.8 6.6x 9.9x 7.1x 7.5x 12.4x 9.5x 10.2x 17.1x 12.5x

Astec Industries Inc. ASTE $866.9 8.2x 7.2x 6.9x 9.6x 8.7x 8.1x 15.2x 13.9x 13.3x

Caterpillar Inc. CAT 56,855.0 9.8 10.2 9.5 12.1 13.0 12.0 15.8 17.4 16.7

CNH Global NV CNH 12,993.6 8.4 7.3 6.5 10.2 8.8 7.7 24.7 16.8 13.5

Deere & Co. DE 35,019.7 11.3 9.5 8.2 13.3 10.9 9.3 21.3 20.1 16.7

Terex Corp. TEX 7,986.9 7.2 6.2 5.7 7.7 6.8 6.3 11.0 10.0 9.0

Mean 9.0x 8.1x 7.3x 10.6x 9.6x 8.7x 17.6x 15.6x 13.9x

Median 8.4 7.3 6.9 10.2 8.8 8.1 15.8 16.8 13.5

Selected company stock prices have traded down an average of 5.2% since May 14th

Sources: Based on publicly available documents as of June 4, 2008. Finance divisions are excluded for CAT, CNH and DE for actual and projected statistics. ASTE and TEX projections per Capital IQ consensus estimates. CAT projections per Morgan Stanley equity research report dated April 20, 2008. CNH projections per Merrill Lynch equity research report dated April 25, 2008.

DE projections per Goldman Sachs equity research report dated May 14, 2008.

PROJECT GIANT

Preliminary Selected Public Company Trading Multiples Analysis DRAFT

($ in millions, except per share amounts)

GIANT

Current Trading Selected Company Trading Multiples Implied GIANT Equity Value/Share (1)

Multiples Low Average Median High Low Average Median High

EBITDA

LTM 6.6x 7.2x 9.0x 8.4x 11.3x $17.51 $23.04 $21.16 $30.40

2008E 9.9 6.2 8.1 7.3 10.2 8.01 11.95 10.25 16.34

2009P 7.1 5.7 7.3 6.9 9.5 6.94 10.37 9.36 14.88

EBIT

LTM 7.5x 7.7x 10.6x 10.2x 13.3x $16.42 $24.26 $23.26 $31.62

2008E 12.4 6.8 9.6 8.8 13.0 6.31 11.14 9.76 16.70

2009P 9.5 6.3 8.7 8.1 12.0 5.45 9.53 8.53 15.12

Net Income

LTM 10.2x 11.0x 17.6x 15.8x 24.7x $17.09 $26.94 $24.25 $37.53

2008E 17.1 10.0 15.6 16.8 20.1 9.32 14.41 15.44 18.44

2009P 12.5 9.0 13.9 13.5 16.7 8.40 12.81 12.53 15.40

LTM AVERAGE $17.01 $24.75 $22.89 $33.18

2008E AVERAGE 7.88 12.50 11.82 17.16

2009P AVERAGE 6.93 10.90 10.14 15.13

AVERAGE VALUE 10.61 16.05 14.95 21.82

Note: As of June 4, 2008.

(1) Assumes 12.1 million shares outstanding plus the exercise of all “in the money” options and net debt of $67.1 million. PROJECT GIANT 10

Preliminary Selected Transaction Multiples Analysis

DRAFT

Transaction listing

($ in millions)

Date Announced	Acquiror	Target	Target Business Description	Enterprise Value	LTM Multiples Sales	LTM Multiples EBITDA	LTM Multiples EBIT	LTM Multiples NI	Premium Paid
01/14/08	Terex Corporation	A.S.V. Inc.	Manufacture rubber track machines and related accessories and attachments	$457.0	2.3 x	24.2 x	29.3 x	43.9 x	46.5%
07/30/07	Doosan Infracore Co.	Ingersoll-Rand (Bobcat Division)	Manufacture and sell compact equipment	4,900.0	1.9	12.2	13.2	N/A	N/A
06/28/07	Tanfield Group plc	Snorkel International, Inc.	Manufacture industrial and construction aerial equipements	125.7	1.0	N/A	13.1	N/A	N/A
02/27/07	Volvo AB	Ingersoll-Rand (Road Development)	Manufacture asphalt paving, compaction and material handling equipment	1,300.0	1.5	11.5	N/A	N/A	N/A
02/05/07	Atlas Copco Group	Dynapac AB	Manufacture compaction and paving equipments	902.0	1.4	N/A	12.1	N/A	N/A
11/06/06	KKR / Goldman Sachs	Kion (Linde AG forklift division)	Manufacture forklift trucks	5,084.6	1.0	6.8	15.2	N/A	N/A
10/16/06	Oshkosh Truck Corporation	JLG Industries Inc. (1)	Manufacture aerial work platforms, telehandlers, and trailers	2,940.2	1.3	10.9	12.2	20.6	34.9%
07/28/06	Oshkosh Truck Corporation	Iowa Mold Tooling Co. (IMT)	Manufacture field service vehicles and truck-mounted cranes	131.0	1.2	7.8	8.2	N/A	N/A
04/28/06	Singapore Technologies	B.R. Lee Industries, Inc.	Manufacture commercial asphalt pavers	129.0	1.3	8.9	13.2	N/A	N/A
04/28/05	Coates Hire Limited	Allied Equipment Pty Ltd.	Specialist in the mining, construction, material handling and associated equipment fields	94.6	2.1	4.7	N/A	N/A	N/A
07/19/02	Terex Corporation	Genie Holdings	Manufactures lifts, booms and work platforms for the construction industry	270.0	0.5	3.9	N/M	N/A	N/A
06/28/01	Terex Corporation	CMI Corporation	Manufactures equipment for the road building and heavy construction industry	146.6	0.7	9.7	N/M	N/M	31.5%
03/05/01	Manitowoc Co. Inc.	Potain SA	Manufactures tower cranes primarily for the construction industry	309.5	1.2	7.5	11.4	18.8	N/A
08/23/99	Textron Inc.	JLG OmniQuip International, Inc.	Manufactures telescopic material handlers and aerial work platforms	491.4	1.0	8.1	9.6	15.3	7.1%
05/11/99	JLG Industries Inc.	Gradall Industries, Inc.	Manufactures hydraulic excavators and rough-terrain variable reach material handlers	198.0	1.0	7.0	7.9	13.1	14.3%

All Transactions

	Sales	EBITDA	EBIT	NI
Low	0.5 x	3.9 x	7.9 x	13.1 x
Mean	1.3	9.5	13.2	22.3
Median	1.2	8.1	12.2	18.8
High	2.3	24.2	29.3	43.9

Sources: Based on publicly available documents, press releases and Capital IQ.
(1) JLG enterprise value and financial statistics adjusted to exclude financing operations.

PROJECT GIANT

11

Preliminary Selected Transaction Multiples Analysis DRAFT

All transactions – LTM multiples applied to LTM GIANT results

Selected Acquisition Multiples Implied GIANT Equity Value/Share (1)

Low Average Median High Low Average Median High

EBITDA 3.9x 9.5x 8.1x 24.2x $7.20 $24.64 $20.29 $69.82

EBIT 7.9 13.2 12.2 29.3 16.84 31.43 28.73 74.89

Net Income 13.1 22.3 18.8 43.9 20.11 34.02 28.79 65.94

AVERAGE VALUE $14.72 $30.03 $25.94 $70.22

Sources: Based on publicly available documents, press releases and Capital IQ.

(1) Assumes 12.1 million shares outstanding plus the exercise of all “in the money” options and net debt of $67.1 million. PROJECT GIANT 12

Preliminary Selected Transaction Multiples Analysis DRAFT

All transactions – LTM multiples applied to 2008E GIANT results

Selected Acquisition Multiples Implied GIANT Equity Value/Share—2008E (1)

Low Average Median High Low Average Median High

EBITDA 3.9x 9.5x 8.1x 24.2x $2.96 $14.84 $11.91 $45.14

EBIT 7.9 13.2 12.2 29.3 8.16 17.11 15.47 43.54

Net Income 13.1 22.3 18.8 43.9 12.09 20.40 17.29 39.49

AVERAGE VALUE $7.74 $17.45 $14.89 $42.72

Sources: Based on publicly available documents, press releases and Capital IQ.

(1) Assumes 12.1 million shares outstanding plus the exercise of all “in the money” options and net debt of $67.1 million. PROJECT GIANT 13

Preliminary Discounted Cash Flow Analysis – Five Year DRAFT

($ in millions, except per share amounts)

GIANT’s preliminary implied valuation derived from discounting its projected free cash flows and terminal values is summarized below, based on GIANT management forecasts

[Redacted]

Discounted Cash Flow Valuation (1)

EBITDA Present Value Less:

Discount Terminal Implied FCF Cash Terminal Enterprise Net Plus: Option Equity Equity Value

Rate (2) Multiple Growth Rate (3) Flows Value Value Debt Proceeds (4) Value Per Share

6.70 x 3.5% $70.9 $305.1 $376.0 $6.7 $315.6 $24.81

13.0% 8.30 5.2% 70.9 378.0 448.9 $67.1 6.7 388.5 30.53

9.90 6.4% 70.9 450.8 521.8 11.4 466.1 36.23

6.70 x 2.5% $72.8 $320.4 $393.2 $6.7 $332.8 $26.16

12.0% 8.30 4.2% 72.8 396.9 469.7 $67.1 6.7 409.3 32.17

9.90 5.4% 72.8 473.4 546.2 11.4 490.6 38.13

6.70 x 1.6% $74.8 $336.6 $411.4 $6.7 $351.0 $27.59

11.0% 8.30 3.3% 74.8 417.0 491.8 $67.1 11.4 436.1 33.90

9.90 4.5% 74.8 497.3 572.1 11.4 516.5 40.15

+/- 15% of new product sales results in a DCF valuation midpoint of $34.37 / $29.96

(1)	Discounted to June 30, 2008. (2) The assumed weighted average cost of capital for GIANT.

(3) Implied free cash flow growth rate is equal to (TV x Discount Rate—FCF2013) / (TV + FCF2013), where TV= EBITDA2013 x EBITDA Terminal Multiple. (4) Assumes cash proceeds are received from the exercise of “in the money” options.

Note: Variability of new product sales analysis assumes COGS are variable and 80% of base SG&A expenses are fixed. PROJECT GIANT 14

Preliminary Implied Transaction Premiums DRAFT

GIANT Proposal – Point In Time (1) GIANT Proposal – Volume Weighted Average Price (2)

Premium

1-Day 90.6%

7-Days 81.6%

30-Days 86.1%

60-Days 70.1%

90-Days 94.2%

180-Days 76.0%

1-Year 1.3%

All-time High (25.7%)

LTM Low 114.1%

Premium

90-Days 83.5%

180-Days 81.5%

1-Year 43.7%

2-Years 26.4%

3-Years 16.2%

Recent Implied Market Transaction Premiums (3)

Implied Transaction Premium

1—Day	1—Week 1—Month

Low (93.3%) (97.1%) (97.6%)

Mean 32.0% 34.4% 38.2%

Median 30.7% 29.8% 34.2%

High 117.6% 200.5% 245.6%

(1) Premiums calculated based upon $30.00 per share proposal utilizing Giant’s stock price reference date of June 4, 2008 per Capital IQ.

(2) Volume weighted average price calculated based upon $30.00 per share proposal utilizing a reference date of June 4, 2008. 90-Days and 180-Days per Bloomberg. 1,2 and 3-year data per Xignite historical VWAPs.

(3) Year-to-date public company transaction premiums per company press releases, Capital IQ and SDC. Additional detail in the Appendix. PROJECT GIANT 15

Preliminary Summary of Analyses DRAFT

Preliminary Summary Equity Value / Share

Low Average Median High

Preliminary Selected Company Analysis (1) $10.61 $16.05 $14.95 $21.82

Preliminary Selected Transaction Analysis—LTM 14.72 30.03 25.94 70.22

Preliminary Selected Transaction Analysis—2008E 7.74 17.45 14.89 42.72

Preliminary Discounted Cash Flow Analysis 24.81 32.19 32.17 40.15

Note: Assumes 12.1 million shares outstanding plus the exercise of all “in the money” options and net debt of $67.1 million.

(1)	Average of LTM, 2008E and 2009P statistics. PROJECT GIANT 16

Preliminary Terex/A.S.V. Acquisition Analysis DRAFT

Multiples analysis

Focused on 2008E and “Peak” A.S.V. transaction multiples, as they potentially represent more relevant metrics for comparison

Implied LTM statistics are less relevant due to market dynamics and timing in the cycle

2008E Multiples

($ in millions, except per share amounts)

A.S.V. GIANT 2008E Implied Equity

2008E Multiples (1) Statistics Value / Share (2)

EBITDA 14.9 x $26.3 $26.14

EBIT 16.7 21.0 22.95

Net Income 26.9 11.3 24.43

Peak Multiples

A.S.V. Peak GIANT Peak Implied Equity

Multiples (3) Statistics (4) Value / Share (2)

EBITDA 9.4 x $52.2 $33.91

EBIT 10.0 47.6 32.58

Net Income 16.1 28.9 37.05

(1) Based on A.S.V. estimated 2008 figures as of November 11, 2007 (Net Sales of $259.3 million, EBITDA of $30.6 million, EBIT of $27.3 million and Net Income of $18.4 million). Based on confidential numbers provided by A.S.V. management, subject to confidentiality agreement. Subsequent disclosures in A.S.V. SEC filings dated January 28, 2008 were consistent (Net Sales of $243.8 million and EBIT of $26.7 million).

(2) Assumes 12.1 million shares outstanding plus the exercise of all “in the money” options and net debt of $67.1 million.

(3)	Based on A.S.V. peak LTM statistics, occurring in Q2 2006.
(4)	GIANT peak LTM results occurred in Q3 2006.

PROJECT GIANT

DRAFT

DRAFT

Review of Draft Purchase Agreement

Purchase Agreement Summary/Issues DRAFT

1. Two step transaction: a tender offer followed by a merger

2. The tender offer would commence on the date of the agreement’s execution a. Thus, the 20-day offer period would immediately begin to run, reducing the period of time in which another bidder might make a competing offer

3. M-Co must extend the tender offer at each scheduled expiration of the offer; provided that M-Co is not obligated to extend the tender offer if certain conditions exist, including either of the following: a. The minimum tender condition (2/3 of the outstanding shares) is not satisfied but all the other conditions to the offer are satisfied or waived; or b. The antitrust approval condition is not satisfied The proviso could give M-Co the right to allow the tender offer to lapse, as early as the expiration of the initial 20-day tender offer period

4. The second step merger a. Generally, a merger will require the approval of GIANT’s shareholders and the filing of a proxy statement b. If M-Co owns 90% of GIANT’s shares after the tender offer, the merger will be a short-form merger that will not require shareholder approval c. “Top up” option: GIANT grants M-Co an option to increase its holdings to 90% of GIANT stock by purchasing from GIANT additional shares of GIANT stock after the completion of the tender offer i. The agreement does not provide for a minimum number of shares that M-Co must hold after the tender offer before the option will become effective ii. M-Co can pay for the additional shares with cash or a note iii. The shares subject to the option are limited to GIANT’s authorized but unissued shares PROJECT GIANT

Purchase Agreement Summary/Issues DRAFT

5. GIANT’s representations in the agreement are more expansive than is typical for a public company deal

6. The definition of “Material Adverse Effect” lacks many of the exceptions typical for public company deals

7. The non-solicitation provision is tight: GIANT may only have discussions with another bidder if the GIANT Board concludes that such actions are “necessary to comply with its fiduciary duties to the shareholders” (emphasis added)

8. There is no “Go Shop” provision

9. If the GIANT Board determines that is has received a superior proposal from another bidder, GIANT must give M-Co five days to negotiate a new deal that would result in the rival bid no longer being a superior proposal

10. The agreement specifies that M-Co and its affiliates are not required to divest any assets or take any similar measures to obtain any antitrust law approval

11. In addition to more typical termination provisions, M-Co may terminate the agreement if a third party acquires 15% of GIANT’s common stock

12.	The full termination fee is $15 million, which represents about 3.5% to 4% of the purchase price

PROJECT GIANT

Purchase Agreement Summary/Issues DRAFT

13.	GIANT must pay a termination fee as follows:

a. If the agreement is terminated by GIANT as a result of a superior proposal, then GIANT must pay the full termination fee

b. If the agreement is terminated by M-Co as a result of (i) a change in the Board’s recommendation of the tender offer, (ii) GIANT breaching its non-solicitation obligations or (iii) a third party acquiring 15% of GIANT’s common stock, then GIANT must pay the full termination fee

c. If GIANT receives an acquisition proposal or a third party announces its intent to make an acquisition proposal and either:

i. GIANT terminates the agreement because (A) the drop dead date (180 days) shall have occurred or (B) the tender offer shall have expired or terminated without M-Co purchasing any shares; or

ii. M-Co terminates the agreement because (A) GIANT shall have materially breached the agreement or (B) of a failure of the minimum tender condition to be satisfied at the expiration of the tender offer, then GIANT must pay one-third of the full termination fee. If within the next 18 months GIANT enters into an agreement with respect to an acquisition proposal or consummates such a transaction, GIANT must pay the remaining two-thirds of the termination fee

d. If GIANT does not receive an acquisition proposal and no third party announces its intent to make an acquisition proposal, but M-Co or GIANT terminates the agreement because of a failure of the minimum tender condition to be satisfied at the expiration of the tender offer, then GIANT must pay one-third of the full termination fee

14.	Separate from the merger agreement, M-Co has forwarded a draft 30-day exclusivity agreement

PROJECT GIANT

Appendix

Updated Proposal

Supplemental Financial Analyses

Peak Trailing LTM EBITDA Comparison – Last Five Years DRAFT

($ in millions)

Astec

7.7x

ASV GIANT M-Co CAT

12.3 x 7.1 x 10.3x 10.9x

100.0% CNH

10.7x

Deere

16.4x

Terex

EBITDA 80.0% 6.7 x

Trailing 60.0% DE

LTM MTU

Peak CNH

of

% 40.0%

CAT

GEHL Median EBITDA Multiple at Peak: 10.5 x

20.0%

Terex Median EBIT Multiple at Peak: 11.9 x

ASV

Astec

0.0%

Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4

GIANT 2003 2004 2005 2006 2007

LTM EBITDA $10.9 $11.8 $13.0 $13.9 $17.2 $20.3 $22.8 $25.4 $29.3 $34.3 $38.6 $43.8 $46.6 $49.7 $52.2 $50.7 $50.1 $49.2 $46.2 $48.2

Multiple 9.3 x 9.8 x 9.3 x 9.6 x 6.4 x 7.3 x 6.7 x 8.3 x 9.0 x 10.3 x 10.7 x 8.6 x 9.6 x 7.1 x 7.1 x 7.6 x 7.0 x 8.8 x 7.4 x 5.7 x

Stock Price vs. LTM EBITDA

($ in millions, except per share amounts)

Previous Cycle Recent Cycle

Peak Decline Trough Increase Peak Decline Trough

$15.21 $5.20 $40.39 $14.01

Stock Price / Share (65.8%) 676.7% (65.3%)

8/10/99 5/9/03 4/5/06 3/10/08

$41.6 $10.4 $52.2 $26.3

LTM EBITDA (75.0%) 401.9% (49.6%)

12/31/99 9/30/02 9/30/06 12/31/08E

$40.00 $60.0

$35.00

$50.0

$30.00

Share $40.0

/ $25.00

Price LTM

Stock $20.00 $30.0 EBITDA

$15.00

$20.0

$10.00

$10.0

$5.00

$0.00 $0.0

12/31/98 12/31/00 12/31/02 12/31/04 12/31/06 12/31/08E 12/31/10P

Sources: Capital IQ and FactSet Data Systems. 2008E – 2010P EBITDA per management estimates. PROJECT GIANT

Astec

7.7 x ASV GIANT M-Co CAT

10.7 x Deere

16.4 x Terex

Terex / A.S.V. Transaction Overview

A.S.V. Snapshot

($ in millions)

11%

34% 55%

ASV OEM / CAT Loegering

$245 $246 $250 30.0% $240 $230 20.0% $220

18.1% $209 $210 14.6% 10.0% $200 9.5% $190 0.0% 2005 2006 2007E

Revenue

% EBITDA Margin

Transaction Overview

Terex announced its $18.00 per share cash offer on January 14, 2008

$18.00 per share implied 1-day / 1-week / 1-month premiums of: 46.5% / 47.9% / 52.8%

CAT agreed to tender its shares (23.5% of total outstanding shares)

ASV provides Terex opportunities for new revenue and enhanced profitability

Key product addition (rubber-track loader)

Leading technology adaptable to other products

Predominantly North American based distribution (90%)

Minimal rental channel penetration

Caterpillar relationship provides strong base of business

Terex plans to triple ASV revenue and achieve a pre-tax ROIC of 20% in 3—5 years

ASV earnings were at a cyclical low for its year ended December 31, 2007

PROJECT GIANT

Preliminary Terex/A.S.V. Acquisition Analysis

Historical LTM EBITDA multiple comparison

GIANT’s EBITDA multiple has traded at a 30% discount to A.S.V., on average, over the last three years through A.S.V.’s acquisition announcement

? 25% discount through June 2007, when A.S.V. began interviewing investment banking firms

25.0x

LTM EBITDA Multiple

20.0x A.S.V

15.0x

10.0x

GIANT

5.0x

5/13/2005 9/13/2005 1/13/2006 5/13/2006 9/13/2006 1/13/2007 5/13/2007 9/13/2007 1/13/2008

100.0%

75.0%

50.0%

25.0%

0.0%

5/13/05 9/13/05 1/13/06 5/13/06 9/13/06 1/13/07 5/13/07 9/13/07 1/13/08

GIANT Discount to A.S.V.

Sources: Capital IQ. PROJECT GIANT 24

Recent Implied Transaction Premiums

DRAFT BAIRD

Premium from announcement date

Date Announced	Target	Acquiror	Implied Transaction Premium 1 - Day	1 - Week	1 - Month
5/27/08	Sourcefire, Inc.	Barracuda Networks, Inc.	12.8%	10.1%	9.8%
5/26/08	Cordero Energy Inc.	Ember Resources Inc.	10.7%	11.4%	12.9%
5/22/08	Angelica Corp.	Lehman Brothers Merchant Banking	32.1%	28.1%	34.8%
5/20/08	Willow Financial Bancorp, Inc.	Harleysville National Corp.	34.9%	32.7%	37.0%
5/15/08	CNET Networks Inc.	CBS Corporation	44.7%	49.4%	47.6%
5/15/08	Optium Corporation	Finisar Corp.	5.6%	3.2%	30.1%
5/13/08	Electronic Data Systems Corporation	Hewlett-Packard Co.	3.6%	28.3%	47.2%
5/10/08	Radyne Corp.	Comtech Telecommunications Corp.	48.6%	45.2%	30.7%
5/5/08	Maxim Crane Works	Platinum Equity Capital Partners	18.9%	18.9%	18.9%
5/1/08	Moldflow Corp	Autodesk	11.3%	19.0%	24.3%
4/30/08	Bois d'Arc Energy	Stone Energy Corp	(4.3%)	(5.0%)	15.6%
4/30/08	Esmark	Essar Steel Holdings	13.5%	24.8%	50.4%
4/30/08	FTD Group	United Online	11.7%	12.5%	12.4%
4/28/08	William Wrigley Jr Co	Mars Inc	28.1%	28.0%	27.7%
4/24/08	Wendy's International	Triarc Cos	5.8%	6.7%	11.3%
4/23/08	Safeco Corp	Liberty Mutual Group	50.9%	48.4%	55.9%
4/22/08	Sirtris Pharmaceuticals	GlaxoSmithKline PLC	76.5%	86.6%	108.7%
4/21/08	Basic Energy Services	Grey Wolf	34.5%	41.8%	85.1%
4/21/08	Packeteer	Blue Coat Systems	14.9%	34.0%	34.2%
4/14/08	Northwest Airlines Corp	Delta Air Lines	14.1%	27.3%	31.5%
4/14/08	Circuit City Stores	Blockbuster	105.1%	68.4%	116.2%
4/14/08	Clayton Holdings	Greenfield Partners	24.5%	10.7%	40.8%
4/11/08	TriZetto Group	Apax Partners Worldwide	24.5%	25.7%	27.2%
4/10/08	Millennium Pharmaceuticals	Mahogany Acquisition Corp	52.9%	59.0%	87.7%
4/7/08	LifeCell Corp	Kinetic Concepts	18.2%	21.3%	25.8%
3/31/08	Ansoft Corp	ANSYS	39.3%	30.0%	34.2%
3/31/08	Bentley Pharmaceuticals	Teva Pharma	9.3%	8.6%	1.3%
3/20/08	Synplicity	Synopsys	52.1%	54.4%	85.6%
3/19/08	Greater Community Bancorp	Valley National Bancorp	25.0%	23.0%	21.9%
3/17/08	BladeLogic	BMC Software	18.6%	26.0%	60.9%
3/17/08	I-trax	Putter Acquisition Sub	38.5%	44.0%	41.0%
3/16/08	Bear Stearns	JPMorgan Chase & Co	(93.3%)	(97.1%)	(97.6%)
3/10/08	Nationwide Financial Services	Nationwide Mutual Insurance	24.4%	16.2%	12.2%
3/10/08	MASSBank Corp	Eastern Bank Corp,MA	4.7%	4.2%	2.8%
3/10/08	Iomega Corp	EMC Corp	44.7%	37.5%	37.0%

Source: Company press releases, Capital IQ and SDC

PROJECT GIANT

25

Recent Implied Transaction Premiums

DRAFT BAIRD

Premium from announcement date

Date Announced	Target	Acquiror	Implied Transaction Premium 1 - Day	1 - Week	1 - Month
3/3/08	Diebold	United Technologies Corp	65.8%	55.3%	47.4%
2/26/08	CollaGenex Pharmaceuticals	Galderma Laboratories	29.7%	27.4%	41.3%
2/25/08	Getty Images	Hellman & Friedman	39.1%	37.0%	34.4%
2/24/08	Take-Two Interactive Software	Electronic Arts	49.8%	64.2%	66.1%
2/21/08	ChoicePoint	Reed Elsevier Group	48.5%	47.1%	56.9%
2/20/08	Encysive Pharmaceuticals	Pfizer	117.6%	200.5%	245.6%
2/20/08	ProCentury Corp	Meadowbrook Insurance	30.0%	24.4%	37.4%
2/20/08	Industrial Distribution Group	Project Athena Holding Corp	3.8%	8.4%	(9.9%)
2/11/08	Axcelis Technologies	Investor Group	48.5%	43.5%	44.9%
2/11/08	Possis Medical	Medrad	35.9%	41.4%	39.0%
2/5/08	Hypercom Corp	Ingenico SA	52.4%	83.8%	38.6%
2/1/08	CSK Auto	O'Reilly Automotive	101.7%	121.0%	146.9%
2/1/08	Transmeta Corp	Riley Invest Mgmt	15.2%	23.7%	15.4%
1/31/08	Audible	Amazon.com	23.3%	33.9%	28.9%
1/30/08	NuCO2	Aurora Capital Group	24.6%	20.1%	20.5%
1/29/08	Quadra Realty Trust	Hypo Real Estate Capital Corp	33.8%	52.1%	33.8%
1/28/08	NYMEX Holdings	CME Group	11.2%	22.5%	(9.8%)
1/28/08	Landry's Restaurants	Investor Group	26.0%	42.0%	5.2%
1/28/08	Matria Healthcare	Inverness Med Innovations	27.1%	29.7%	68.7%
1/23/08	Post Properties	Investor Group	31.4%	46.1%	20.3%
1/17/08	Performance Food Group	Panda Acquisition	47.8%	42.9%	35.2%
1/15/08	Lifecore Biomedical	EM Warburg Pincus & Co	32.4%	27.2%	25.3%
1/15/08	VistaCare	Odyssey HealthCare	20.1%	17.6%	18.9%
1/14/08	Bright Horizons Family	Bain Capital Partners	47.1%	39.0%	30.1%
1/14/08	A.S.V.	Terex Corp	46.5%	47.9%	51.1%
1/14/08	Golden Cycle Gold Corp	AngloGold Ashanti	37.0%	40.7%	40.3%
1/10/08	Countrywide Financial Corp	Bank of America Corp	51.4%	(11.6%)	(31.6%)
1/10/08	AmCOMP	Employers Holdings	44.0%	41.1%	27.6%
1/3/08	North Pointe Holdings Corp	QBE the Americas	50.2%	46.3%	51.2%
		Low	(93.3%)	(97.1%)	(97.6%)
		Mean	32.0%	34.4%	38.2%
		Median	30.7%	29.8%	34.2%
		High	117.6%	200.5%	245.6%

Source: Company press releases, Capital IQ and SDC

PROJECT GIANT

26

GIANT LTM EBITDA Multiple Analysis

GIANT has traded at a median LTM EBITDA multiple of 8.3 x over the last five years

14.0 x

12.0 x

+1 Std. Dev.

10.0 x

Multiple 9.9 x EBITDA

Median LTM 8.0 x 8.3 x

-1 Std. Dev. 6.7 x

6.0 x

4.0 x

+1 std. Dev.

-1 std. Dev.

6.7x

6/3/03 2/19/04 11/6/04 7/25/05 4/12/06 12/29/06 9/16/07 6/3/08

PROJECT GIANT

M-Co Preliminary Accretion / Dilution Analysis

Acquisition Assumptions

($ in millions)

Uses

Purchase Price per Share $30.00

Non M-Co Share Ownership 10.4

Plus: Net Purchase Price of GIANT Options $11.1

Acquired Enterprise Value $322.6

Plus: Debt 74.4

Less: Cash 7.3

Plus: Fees and Expenses 5.0

Aggregate Purchase Price $394.7

Sources

New Debt $344.7

Cash 50.0

M-Co Stock -

Aggregate Financing $394.7

Pro Forma EPS Calculation

($ in millions) Year Ending December 31,

2008E 2009P

Plus: GIANT EBIT $21.0 $27.4

Plus: Estimated Pre-Tax Synergies 0.0 0.0

Less: Incremental Interest Expense / (Income) 23.9 23.9

New Depreciation / Amortization 1.6 1.6

Incremental Income Taxes (1.5) 0.6

Incremental Net Income ($3.0) $1.3

M-Co Pre-Acquisition EPS $3.67 $3.64

Pro Forma EPS 3.59 3.67

Accretion / (Dilution)—Dollars ($0.08) $0.03

Accretion / (Dilution)—Percent (7.9%) 3.4%

Post Acquisition Total Debt / EBITDA (1) 1.65 x

Post Acquisition Total Debt / Total Capitalization (1) 35.2%

Note: Assumes financing at 6.5% interest rate. +/- 100 bp in interest rate equate to approximately +/- $0.06. (1) Based on M-Co Net Debt and LTM EBITDA as of December 31, 2007 and LTM June 30, 2008E GIANT EBITDA.

2008E Sensitivity Analysis – Incremental EPS

($ in millions, except per share amounts)

2008

GIANT Purchase Price Per Share

EBIT $26.00 $28.00 $30.00 $32.00 $34.00

$21.0 ($0.02) ($0.05) ($0.08) ($0.11) ($0.14)

23.5 0.02 (0.01) (0.04) (0.06) (0.09)

26.0 0.07 0.04 0.01 (0.02) (0.05)

28.5 0.11 0.08 0.05 0.02 (0.00)

31.0 0.16 0.13 0.10 0.07 0.04

33.5 0.20 0.17 0.14 0.11 0.08

2009P Sensitivity Analysis – Incremental EPS

($ in millions, except per share amounts)

2009

GIANT Purchase Price Per Share

EBIT $26.00 $28.00 $30.00 $32.00 $34.00

$27.4 $0.09 $0.06 $0.03 $0.00 ($0.02)

29.9 0.14 0.11 0.08 0.05 0.02

32.4 0.18 0.15 0.12 0.09 0.06

34.9 0.23 0.20 0.17 0.14 0.11

37.4 0.27 0.24 0.21 0.18 0.15

39.9 0.31 0.28 0.26 0.23 0.20

PROJECT GIANT

Selected Potential Strategic Partners

Selected Potential Strategic Partners

DRAFT BAIRD

($ in millions)

Company / Ownership	Statistics		Recent Acquisitions	Strategic Rationale
Astec Public (NYSE: ASTE)	LTM Sales: Cash: Debt: Debt / EBITDA: EBITDA Multiple: Stock Performance:	$869.0 34.8 0.0 0.0x 8.9x Stock declined 34% since Oct. 07	Acquired Peterson Pacific Corp in June 2007 for $31 million • Consideration : Cash / Debt Assumptions along with a $3 million earnout payment	▪ Sales channel varies by group using direct sales reps along with domestic and international dealer networks
Doosan Infracore Public (KOSE:A042670)	LTM Sales: Cash: Debt: Debt / EBITDA: EBITDA Multiple: Stock Performance:	$4,213.9 25.6 1,266.4 2.7x 14.1x Stock declined 18% since Oct. 07	Acquired Bobcat Company in November 2007 for $4.9 billion • Consideration : Cash • EBITDA Multiple: 12.2 x • Financing: $700 million - Doosan $4.2 billion - Korean Development Bank	▪ Would provide another strong North American presence to go with recent acquisition of Bobcat ▪ Gives access to additional distributors, which Bobcat doesn't supply
Hyundai Public (KOSE:A009540)	LTM Sales: Cash: Debt: Debt / EBITDA: EBITDA Multiple: Stock Performance:	$20,271.5 6,958.2 527.1 0.2x 5.5x Stock declined 27% since Nov. 07	Acquired Ideal Electric Company in March 2007 for $10.4 million • Consideration : Cash • Rev. Multiple: 0.3 x • Acquired out of bankruptcy	▪ Rumored to have been involved in Bobcat process and looking to become an active player in the sector in North America
J.C. Bamford Subsidiary of Transmissions and Engineering Services B.V.	LTM Sales:	~ $730.0	Acquired Vibromax Compaction in 2005 • Undisclosed value	▪ Currently has five models of skid steer loaders (2 track and 3 wheel) ▪ Products are sold in 150 countries through over 1,300 dealer locations

PROJECT GIANT

29

Selected Potential Strategic Partners

DRAFT BAIRD

($ in millions)

Company / Ownership	Statistics		Recent Acquisitions	Strategic Rationale
Takeuchi TAKEUCHI Public (JASDAQ:6432)	LTM Sales: Cash: Debt: Debt / EBITDA: EBITDA Multiple: Stock Performance:	$760.0 95.9 74.8 0.6x 2.4x Stock declined 56% since July 07	No recent acquisitions	■ Would be a good fit with subsidiary already established in U.S. ■ Three local subsidiaries overseas: U.S. (1979), U.K. (1996) and France (2000), serve as core bases for Takeuchi's worldwide distributor network
Terex TEREX Public (NYSE:TEX)	LTM Sales: Cash: Debt: Debt / EBITDA: EBITDA Multiple: Stock Performance:	$9,487.7 604.2 1,373.4 1.3x 7.6x Stock declined 22% since July 07	Acquired A.S.V. in January 2008 for $457.0 million • Consideration: Cash • LTM EBITDA Multiple: 24.2x • Tender Offer at $18 per share • Termination Fee: $17 million Acquired Superior Highwall Miners in November 2007 for $146 million in an all cash deal	■ Would be a key addition while also fitting strategically with A.S.V. as a complementary skid steer product line
Wacker Nueson WACKER neuson kramer Public (DB:WAC)	LTM Sales: Cash: Debt: Debt / EBITDA: EBITDA Multiple: Stock Performance:	$1,100.0 241.5 178.6 1.1x 7.6x Stock declined 59% since July 07	Wacker acquired Neuson Kramer in 2007 for $840 million • Consideration: Cash / Stock • Revenue multiple: 2.4x • Issued 23.5 million shares (81% from capital increase / 19% from treasury) totaling roughly 95% of the purchase price and issued a special dividend for the remainder	■ Three models of skid steer loaders (3 wheel, 0 track) ■ Could consolidate sales and service centers across the U.S.

PROJECT GIANT

30

Go Shop Provision Discussion

Increased Usage of Go Shop Provision

Number of Transactions with Go Shop Provision

40 32 30 16 20

10 4

1	1 0

2004 2005 2006 2007 2008 YTD

Common Terms to be Negotiated

– Go shop period

– “Hard” versus “soft” stop

– Discount of break-up fee during go shop period

– Buyer’s right to match or top competing bids

Source: MergerMetrics.

Go shops originally appeared in non-shopped going private deals led by affiliates of the target, but have increasingly appeared in other transaction types

Special circumstances often require the target company to limit active shopping to balance other interests

Controlling potential leaks during an auction process

Avoiding competitive issues in disclosing information to strategic buyers

Minimizing distraction to management

Typical transaction terms

Go shop period: 35 to 50 days

Break-up fee after go shop period: 2—3%

Break-up fee during is 33%—67% of the fee charged after the expiration of the go shop period

Competing offers are made in approximately 10% of the deals containing go shop provisions

PROJECT GIANT

Recent Go Shop Provisions

DRAFT BAIRD

Date Announced	Target	Acquiror	Transaction Value		Length of Go Shop	Termination Fee / Equity Value		Fee During Go Shop as % of Fee After Go Shop
			Equity	Enterprise		During Go Shop	After Go Shop	
1/30/08	NuCO2 Inc	Aurora Capital Group	$445.0	$471.9	45	3.4%	4.5%	75.0%
1/29/08	Quadra Realty Trust Inc	Hypo Real Estate Capital Corp	274.0	470.7	30	1.4%	3.2%	41.6%
1/17/08	Performance Food Group Co	Panda Acquisition Inc	1,245.7	1,263.4	50	1.6%	3.2%	50.0%
1/14/08	Bright Horizons Family	Bain Capital Partners LLC	1,322.8	1,327.3	60	1.5%	2.9%	50.0%
11/8/07	Restoration Hardware Inc	Catterton Partners	176.1	305.6	100	3.8%	6.1%	62.5%
10/26/07	Puget Energy Inc	Investor Group	3,517.4	6,716.7	45	0.9%	1.1%	75.0%
9/5/07	Markwest Hydrocarbon Inc	MarkWest Energy Partners LP	734.6	1,223.7	30	1.0%	2.0%	50.0%
7/30/07	MC Shipping Inc	Bear Stearns Merchant Banking	135.7	284.2	30	5.7%	5.7%	100.0%
7/25/07	PRA International	Genstar Capital LLC	794.2	657.2	45	1.0%	3.0%	33.3%
7/24/07	Ryerson Inc	Platinum Equity LLC	1,237.2	2,073.0	25	1.2%	2.0%	60.0%
7/23/07	Cumulus Media Inc	Investor Group	517.0	1,255.4	45	1.5%	2.9%	50.0%
7/19/07	Williams Scotsman Intl Inc	Algeco SA	1,274.2	2,242.3	30	2.0%	3.1%	62.5%
7/16/07	DJO Inc	ReAble Therapeutics LLC	1,251.6	1,546.2	70	1.5%	3.0%	50.0%
7/5/07	ACR Group Inc	Watsco Inc	81.4	110.1	30	6.1%	6.1%	100.0%
6/28/07	Everlast Worldwide Inc	Brands Holdings Ltd	151.0	181.8	30	2.0%	3.0%	66.7%
6/22/07	Barneys New York Inc	Istithmar PJSC	942.3	942.3	30	2.2%	2.4%	90.7%
6/20/07	Nuveen Investments Inc	Windy City Acquisition Corp	5,747.3	6,249.8	30	1.7%	3.5%	50.0%
6/15/07	Penn National Gaming Inc	Investor Group	6,087.9	8,717.1	45	1.6%	3.3%	50.0%
6/11/07	Horizon Offshore Inc	Cal Dive International Inc	628.3	640.8	45	1.5%	3.0%	49.7%
6/11/07	James River Group Inc	DE Shaw & Co LP	569.9	569.9	55	1.3%	2.0%	62.5%
6/4/07	Avaya Inc	Sierra Merger Corp	8,059.3	7,246.1	50	1.0%	3.1%	32.0%
5/31/07	CKX Inc	Investor Group	1,309.9	1,353.9	45	0.0%	2.8%	0.0%
5/29/07	CDW Corp	Madison Dearborn Partners LLC	7,273.8	6,830.7	40	1.0%	2.0%	50.0%
5/16/07	Bausch & Lomb Inc	Warburg Pincus LLC	3,592.4	3,972.7	50	1.1%	3.3%	33.3%
4/24/07	Symbion Inc	Crestview Partners LP	495.0	601.4	30	1.0%	2.5%	40.0%
4/19/07	Aeroflex Inc	Veritas Capital	1,068.5	1,047.7	35	1.4%	2.8%	50.0%
4/2/07	First Data Corp	Kohlberg Kravis Roberts & Co	25,601.8	27,031.7	50	1.0%	2.7%	35.7%
3/22/07	Vertrue Inc	Investor Group	545.3	791.5	25	3.2%	4.1%	77.8%
3/12/07	Spirit Finance Corp	Redford Holdco LLC	1,564.7	3,397.7	35	2.0%	2.0%	100.0%
3/6/07	Topps Co Inc	Investor Group	386.5	304.8	40	2.1%	3.1%	66.7%
3/5/07	K&F Industries Holdings Inc	Meggitt PLC	1,102.3	1,806.9	20	1.4%	1.4%	100.0%

Sources: Company press releases and SEC filings, Capital IQ and SDC

PROJECT GIANT

32

Recent Go Shop Provisions

DRAFT

BAIRD

Continued

Date Announced	Target	Acquiror	Transaction Value: Equity	Transaction Value: Enterprise	Length of Go Shop	Termination Fee / Equity Value: During Go Shop	Termination Fee / Equity Value: After Go Shop	Fee During Go Shop as % of Fee After Go Shop
3/2/07	Bristol West Holdings Inc	Farmers Group Inc	$687.8	$688.1	30	2.0%	3.1%	66.7%
2/26/07	TXU Corp	TXU Corp SPV	32,105.4	44,372.4	50	1.2%	3.1%	37.5%
2/23/07	SEMCO Energy Inc	Cap Rock Hldg Corp	147.2	768.0	35	5.1%	10.5%	48.4%
1/28/07	Laureate Education Inc	Investor Group	3,384.1	3,677.5	45	1.6%	3.3%	50.0%
1/8/07	United Surgical Partners Intl	UNCN Acquisition Corp	1,447.0	1,759.7	40	1.0%	2.9%	34.6%
12/15/06	Realogy Corp	Apollo Management LP	7,017.3	6,962.3	60	1.4%	3.1%	46.1%
12/4/06	Station Casinos Inc	Fertitta Colony Partners LLC	5,328.8	8,070.5	30	2.0%	3.0%	66.3%
11/16/06	Clear Channel Commun Inc	Investor Group	19,471.8	27,490.4	30	1.5%	2.6%	60.0%
11/5/06	OSI Restaurant Partners Inc	Kangaroo Acquisition Inc	3,205.1	3,497.6	65	0.8%	1.4%	55.6%
10/16/06	Open Solutions Inc	Harpoon Merger Corp	851.5	1,298.6	25	1.4%	3.5%	40.0%
10/2/06	Harrah's Entertainment Inc	Investor Group	17,125.4	27,388.7	25	2.9%	2.9%	100.0%
9/15/06	Freescale Semiconductor Inc	Firestone Holdings LLC	16,875.4	17,454.5	45	0.9%	1.8%	50.0%
8/28/06	Giant Industries Inc	Western Refining Inc	1,134.9	1,044.2	30	3.0%	3.0%	100.0%
8/28/06	Seitel Inc	ValueAct Capital Partners LP	575.0	443.2	20	3.0%	3.0%	100.0%
8/8/06	Aleris International Inc	Texas Pacific Group Inc	1,712.0	2,315.7	30	2.3%	2.3%	100.0%
7/24/06	HCA Inc	Hercules Acquisition Corp	21,278.9	32,147.0	40	1.4%	2.3%	60.0%
7/14/06	Petco Animal Supplies Inc	Rover Acquisition Corp	1,657.7	1,793.7	15	1.8%	3.0%	60.0%
6/7/06	Ace Cash Express Inc	Investor Group	453.1	453.1	30	3.3%	3.3%	100.0%
5/31/06	West Corp	Investor Group	3,571.5	3,838.3	20	1.9%	2.6%	72.0%
5/22/06	Jameson Inns Inc	JER Partners	183.0	375.4	20	1.4%	2.7%	50.0%
1/22/06	Sports Authority Inc	Sports Authority Inc SPV	1,020.8	1,371.3	20	2.9%	2.9%	100.0%
10/6/05	CRIIMI MAE Inc	CDP Capital Financing Inc	321.2	838.3	55	2.5%	2.5%	100.0%
3/22/04	US Oncology Inc	Welsh Carson Anderson & Stowe	1,302.1	1,282.2	15	0.9%	0.9%	100.0%

	Length of Go Shop	During Go Shop	After Go Shop	Fee During Go Shop as % of Fee After Go Shop
Low	15	0.0%	0.9%	0.0%
Mean	38	1.9%	3.1%	63.2%
Median	35	1.5%	3.0%	60.0%
High	100	6.1%	10.5%	100.0%

Sources: Company press releases and SEC filings, Capital IQ and SDC

PROJECT GIANT

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Robert W. Baird Ltd. and Baird Capital Partners Europe are authorized and regulated in the UK by the Financial Services Authority.